Exhibit 99.1

Revance Therapeutics Announces Change in Role of Jacob Waugh, M.D.

NEWARK, Calif., July 2, 2015 - Revance Therapeutics, Inc. (NASDAQ:RVNC), a specialty biopharmaceutical company developing botulinum toxin products for the use in aesthetic and therapeutic indications, announced today that Jacob Waugh, M.D. will relinquish his role as Chief Scientific Officer, effective July 2, 2015, and consult on key programs while serving as an advisor to the CEO and the Science & Technology Committee of the Company’s Board. Revance believes these changes will best utilize Dr. Waugh’s talents and enhance his future contributions to Revance’s progress as the company focuses its research, development, and technology leadership teams on late-stage clinical trials, manufacturing, and eventual commercialization of its lead investigational drug candidates.

“Jacob is a true pioneer in tissue engineering and peptide technology. His dedication, vision and contributions in cultivating the Company’s technologies underlying our investigational drug product candidates, topical RT001 and injectable RT002, have been extraordinary. We appreciate Jacob’s continuing commitment to support the company’s success,” said President and Chief Executive Officer, Dan Browne.

“I am proud of our accomplishments over the past 13 years, as we have made tremendous advancements in developing our TransMTS® platform and our two highly differentiated botulinum toxin type A product candidates,” said Dr. Waugh. “It is with a great deal of pride that I look forward to assisting the Company in achieving its development objectives and maximizing the opportunities to utilize the various technologies that I had a significant role in developing.”

RT001 and RT002 Drug Product Candidates
Revance is currently developing two botulinum toxin type A investigational drug product candidates. RT001 is a topical formulation, which has the potential to be the first commercially available non-injectable dose form of botulinum toxin type A. Revance is studying topical RT001 for aesthetic indications, such as crow's feet lines (wrinkles around the eyes) and therapeutic indications such as hyperhidrosis (excessive sweating). RT002 is a novel, injectable formulation of botulinum toxin type A designed to be more targeted and longer lasting than currently available injectable botulinum toxin products. Revance is studying injectable RT002 for aesthetic indications, such as glabellar (frown) lines and therapeutic uses, such as muscle movement disorders (cervical dystonia and upper limb spasticity). Both products would have the potential to expand into additional aesthetic and therapeutic indications in the future.

About Revance Therapeutics, Inc.
Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic indications. The company is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing neurotoxin markets. Revance's proprietary TransMTS technology enables delivery of botulinum toxin A through two novel drug product candidates, a needle-free topical form and an injectable form that may localize the drug to the site of injection resulting in a more targeted and potentially longer lasting delivery. Revance is pursuing clinical development for drug product candidates topical RT001 and injectable RT002 in a broad spectrum of aesthetic and therapeutic indications. The company holds worldwide rights for all indications of RT001, RT002 and the TransMTS technology platform. More information on Revance Therapeutics can be found at www.revance.com.

"Revance Therapeutics", TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, including statements about our RT001 and RT002 investigational drug product candidates, including but not limited to statements about our business strategy, goals and market for our anticipated products, plans and prospects and statements about potential benefits of our drug product candidates and our technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled “Risk Factors” of our quarterly report on Form 10-Q filed May 14, 2015. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Contacts
Investors:
Revance Therapeutics
Jeanie Herbert
(714) 325-3584
jherbert@revance.com

Westwicke Partners
Leigh Salvo
(415) 513-1281
leigh.salvo@westwicke.com

Trade Media:
Nadine Tosk
(847) 920-9858
nadinepr@gmail.com